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PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
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HEWLETT-PACKARD COMPANY

(Name of Registrant as Specified In Its Charter)

WALTER B. HEWLETT, EDWIN E. VAN BRONKHORST AND THE WILLIAM R. HEWLETT REVOCABLE TRUST

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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For Immediate Release

WALTER HEWLETT ISSUES STATEMENT
ON HEWLETT-PACKARD EARNINGS

Palo Alto, CA, February 13, 2002 – Walter B. Hewlett, on behalf of The William R. Hewlett Revocable Trust and its trustees, today issued the following statement regarding the first quarter 2002 earnings announcement of Hewlett-Packard Company (NYSE: HWP):

I am pleased to see Hewlett-Packard continue to perform well. These results further confirm that Hewlett-Packard does not need to acquire Compaq — a company with a struggling commodity computing business that accounts for approximately 65% of its revenues. HP is a strong company with a deep bench of experienced operating executives who have managed the business well during this period.

HP’s results also spotlight the dramatic divergence between HP and Compaq’s performance since this merger was announced. Even prior to HP’s guidance today, consensus estimate for FY2002 earnings of $1.04 was virtually unchanged from the consensus estimate at the time of the merger announcement. Whereas, Compaq’s current estimate for 2002 has declined dramatically, down 59% over the same period, from $0.66 to $0.27 as of today.

According to HP’s own proxy statement, the proposed merger with Compaq came as a result of a phone call from Michael Capellas, Compaq’s CEO, to Carly Fiorina just a few months prior to the announcement of the transaction. The proposed merger was not part of any discussions of strategy over the past two and a half years. Rather, the board initiated transactions such as the spin-off of Agilent, the proposed acquisition of PricewaterhouseCoopers’ consulting business, and the pending acquisition of Indigo. These transactions were targeted to focus on HP’s core strengths – a markedly different strategy than taking on a large, struggling commodity computing business.

We believe that: trying to out-Dell Dell, while at the same time trying to out-IBM IBM, is a strategy that will leave HP doomed to be a leader in nothing; no company can successfully be all things to all customers.

We believe that HP’s strong position in its core markets provides the basis for attractive alternatives. There is significant value to be unlocked with a focus, execute and grow strategy. We believe HP needs to focus on its strengths. Outlined are three guiding principles:

•	Make a differential investment in imaging and printing to protect HP’s market position and capitalize on the growth opportunities ahead. Imaging and printing, the “crown jewel” of the HP portfolio, is a business with healthy growth and margins. We believe HP must invest in that market to protect its franchise and capitalize on emerging growth opportunities. HP must, we believe, focus R&D resources to capitalize on opportunities in enterprise printing, digital commercial printing, multifunction printers, digital cameras, image handling, and color copying.

-more-

•	Bolster its enterprise position by filling key gaps. HP has a strong position and reputation in high and mid range computing. HP’s UNIX position is valuable and we believe that NT will not quickly replace UNIX in high-end applications in the enterprise. HP needs a stronger presence in software and high-end consulting services which drive hardware sales rather than a dramatic increase in exposure to commodity computer hardware. We believe that HP has a strong platform to compete in high-end enterprise computing and is poised to strengthen its UNIX position with the introduction of the high-performance and cost-effective Itanium chip that HP co-developed with Intel. HP’s knowledge of this architecture will also allow the Company to strengthen its position in the open-architecture NT server space organically through R&D and marketing. The profitable services business, which has a wonderful customer reputation, should grow organically and with targeted, strategic acquisitions.

•	Focus on profitability not scale in PCs. We firmly believe that HP should not double down on its exposure to commodity PCs and that HP would not benefit by attempting to be number one. We believe HP can be successful in its Access business by focusing on consumer PCs and innovative new access devices with its excellent brand, technology and distribution capabilities. We note that HP is on the right track by outsourcing its PC manufacturing. Buying Compaq, one of the largest producers of PCs, is contrary to that strategy and a large step backwards for HP.

ADDITIONAL IMPORTANT INFORMATION
On February 5, 2002, Walter B. Hewlett, Edwin E. van Bronkhorst and the William R. Hewlett Revocable Trust (collectively, the “Filing Persons”) filed a definitive proxy statement with the Securities and Exchange Commission relating to their opposition to the proposed merger involving Hewlett-Packard Company and Compaq Computer Corporation. The Filing Persons urge stockholders to read their definitive proxy statement because it contains important information. You may obtain a free copy of the Filing Persons’ definitive proxy statement and other soliciting materials on the Securities and Exchange Commission’s website at www.sec.gov, at the Filing Persons’ website at www.votenohpcompaq.com, or by contacting MacKenzie Partners at 1-800-322-2885 or 1-212-929-5500, or by sending an email to proxy@mackenziepartners.com.

For additional information, visit our website at www.votenohpcompaq.com.

MACKENZIE
PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
proxy@mackenziepartners.com
(800) 322-2885 (toll-free)
(212) 929-5500 (call collect)
or visit
www.VoteNoHpCompaq.com

CONFIDENTIAL VOTING NOTICE
FOR EMPLOYEE PLAN SHARES

It is important for all employees of HP to know that their vote is confidential for all shares owned in the HP 401(k) plan. Strict confidentiality is assured under the terms of the 401(k) plan and applicable federal law. Therefore employees should feel free to vote their 401(k) shares in their best interest without fear of intimidation or reprisal.

Contacts:
Joele Frank / Todd Glass
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449